EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149190), Form S-3 (No. 333-159888), and Form S-3/A (No. 333-153579) of BreitBurn Energy Partners L.P. of our report dated March 11, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of financial information of guarantor and non-guarantor subsidiaries discussed in Note 21, as to which the date is December 23, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
December 23, 2010